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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                             Resource America, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    761195205
-------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

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CUSIP NO. 761195205                   13G                    PAGE 2 OF 11 PAGES


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PICO Holdings, Inc.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)  X
                                                                      ---
                                                                  (b)
                                                                      ---
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC

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CUSIP NO. 761195205                   13G                    PAGE 3 OF 11 PAGES


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Physicians Insurance Company of Ohio


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)  X
                                                                      ---
                                                                  (b)
                                                                      ---
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IC

CUSIP NO. 761195205                   13G                    PAGE 4 OF 11 PAGES


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  American Physicians Life Insurance Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)  X
                                                                      ---
                                                                  (b)
                                                                      ---
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IC

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CUSIP NO. 761195205                   13G                    PAGE 5 OF 11 PAGES


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Physicians Investment Company


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)  X
                                                                      ---
                                                                  (b)
                                                                      ---
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  None

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC

Item 1(a).          Name of Issuer.
-----------------------------------

                    Resource America, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices.
--------------------------------------------------------------------

                    1521 Locust Street
                    Philadelphia, Pennsylvania 19102

Item 2(a).          Name of Person Filing.
------------------------------------------

         (i) PICO Holdings, Inc. ("Holdings") which is an insurance holding company.

         (ii) Physicians Insurance Company of Ohio ("Physicians") which is a wholly-owned subsidiary of Holdings.

         (iii) American Physicians Life Insurance Company ("APL") which is an indirect wholly-owned subsidiary of Physicians.

                    Physicians and APL are insurance companies as defined in
                    Section 3(a)(19) of the Securities Exchange Act of 1934 (the "Act").

         (iv) Physicians Investment Company ("PIC") which is a wholly-owned subsidiary of Physicians and the parent of APL. PIC was formed for the purpose of holding the shares of APL and conducts no other business.

Item 2(b).          Address of Principal Business Office or, if none,
---------------------------------------------------------------------
                    Residence of Person Filing.
                    ---------------------------

         (i)        Holdings:
                       875 Prospect Street
                       Suite 301
                       La Jolla, California 92037

         (ii)       Physicians, APL and PIC:
                       13515 Yarmouth Drive, N.W.
                       Pickerington, Ohio 43147

Item 2(c).          Citizenship of Person Filing.
-------------------------------------------------

         (i)        California for Holdings

         (ii)       Ohio for each of Physicians, APL and PIC

Item 2(d).          Title of Class of Securities.
-------------------------------------------------

                    Common Stock, $.01 par value

Item 2(e).          CUSIP Number.
---------------------------------

                    761195205


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

Item 3.             If this statement is filed pursuant to Rules 13d-1(b), or
-----------------------------------------------------------------------------
                    13d-2(b), check whether the person filing is a:
                    -----------------------------------------------

           (a)      [ ]     Broker or Dealer registered under Section 15 of the
                            Act

           (b)      [ ]     Bank as defined in Section 3(a)(6) of the Act

           (c)      [X]     Insurance Company as defined in Section 3(a)(19) of
                            the Act -- for each of Physicians and APL

           (d)      [ ]     Investment Company registered under Section 8 of the
                            Investment Company Act

           (e)      [ ]     Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940

           (f)      [ ]     Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income
                            Security Act of 1974 or Endowment Fund; see
                            Section 240.13d-1(b)(l)(ii)(F)

           (g)      [X]     Parent Holding Company, in accordance with
                            Section 240.13d-1(b)(ii)(G) -- for each of Holdings and PIC

           (h)      [X]     Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(H) -- for Holdings, Physicians,
                            APL and PIC together

Item 4.             Ownership.
------------------------------

           (a)      Amount Beneficially Owned:

                    Physicians:    0 shares of Common Stock
                    Holdings:      0 shares of Common Stock
                    APL:           0 shares of Common Stock
                    PIC:           0 shares of Common Stock

           (b)      Percent of Class:

                    Physicians:           0%
                    Holdings:             0%
                    APL:                  0%
                    PIC:                  0%

           (c)      Number of shares as to which person filing has:

                    (i)      Sole power to vote or to direct the vote:

                             Physicians:  0 shares of Common Stock
                             Holdings:    0 shares of Common Stock
                             APL:         0 shares of Common Stock
                             PIC:         0 shares of Common Stock


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                    (ii)     Shared power to vote or to direct the vote:

                             Physicians:  0 shares
                             Holdings:    0 shares
                             APL:         0 shares
                             PIC:         0 shares

                    (iii) Sole power to dispose or to direct the disposition of:

                             Physicians:  0 shares of Common Stock
                             Holdings:    0 shares of Common Stock
                             APL:         0 shares of Common Stock
                             PIC:         0 shares of Common Stock

                    (iv) Shared power to dispose or to direct the disposition of:

                             Physicians:  0 shares
                             Holdings:    0 shares
                             APL:         0 shares
                             PIC:         0 shares

Item 5.             Ownership of Five Percent or Less of a Class.
-----------------------------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following: [X].

Item 6.             Ownership of More than Five Percent on Behalf of Another
----------------------------------------------------------------------------
                    Person.
                    -------

                    Not applicable.

Item 7.             Identification and Classification of the Subsidiary
-----------------------------------------------------------------------
                    Which Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------------
                    Holding Company.
                    ----------------

                    See Items 2(a) and 3(g) above. Please also see Exhibit 1.

Item 8.             Identification and Classification of Members of the Group.
------------------------------------------------------------------------------

                    See Item 3(h) above. Please also see Exhibit 1.

Item 9.             Notice of Dissolution of Group.
---------------------------------------------------

                    Not Applicable.

Item 10.            Certification.
----------------------------------

                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  As of August 4, 1997             PICO HOLDINGS, INC.

                                         By: /s/ James F. Mosier
                                             --------------------------------
                                             James F. Mosier, General
                                             Counsel and Secretary


Dated:  As of August 4, 1997             PHYSICIANS INSURANCE COMPANY OF OHIO

                                         By: /s/ James F. Mosier
                                             --------------------------------
                                             James F. Mosier, General Counsel
                                             and Secretary


Dated:  As of August 4, 1997             AMERICAN PHYSICIANS LIFE INSURANCE
                                         COMPANY

                                         By: /s/ James F. Mosier
                                             --------------------------------
                                             James F. Mosier, General Counsel
                                             and Secretary


Dated:  As of August 4, 1997             PHYSICIANS INVESTMENT COMPANY

                                         By: /s/ James F. Mosier
                                             --------------------------------
                                             James F. Mosier, Secretary

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